April 14, 2004

         RE:      Post-Effective Amendment No. 3 to Registration Statement on Form S-3
                  filed by American Skandia Life Assurance Corporation, Registrant
                  Securities Act Registration No. 333-97939

Dear Sir/Madam:

I have acted as Counsel to American  Skandia Life  Assurance  Corporation  (the  "Company"),  a Connecticut  insurance  company,  in connection with the  registration  of certain  securities  with the Securities and Exchange  Commission  under the Securities Act of
1933, as amended, in the form of a market value adjustable fixed investment option (the "Contracts") issued by the Company.

I have examined or caused to be examined such documents  (including the Form S-3  registration  statement) and reviewed or caused to be reviewed such questions of law as I considered  necessary and appropriate,  and on the basis of such  examination and review,  it is my opinion that:

1.       The Company is a corporation  duly organized and validly  existing as a stock life insurance  company under the laws of the
     State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contacts.
2.       The Contracts,  when issued as contemplated by the Form S-3 Registration  Statement,  will constitute legal, validly issued and binding obligations of the Company.

I hereby  consent to the filing of this  opinion as an exhibit to the Form S-3  registration  statement  for the  Contracts  and the
Account.

                                                     Sincerely yours,

                                                       Robin Wagner
                                                     /s/Robin Wagner
                                                     Vice President and Corporate Counsel
                                                     Prudential Life Insurance Company